Exhibit 10.2

Lazydays Holdings, Inc.

4042 Park Oaks Boulevard, Suite 350

Tampa, Florida 33610

September 14, 2024

Ronald Fleming

Dear Ron:

This letter agreement (this “Agreement”) contains the terms and conditions of your appointment to the roles of Interim Chief Executive Officer and Director of Lazydays Holdings, Inc. (the “Company”).

1.	Positions; Reporting; Responsibilities

During the Term (as defined below), you will serve in the role of Interim Chief Executive Officer of the Company (“Interim CEO”) and will report directly to the Board of Directors of the Company (the “Board”). As Interim CEO, you will be responsible for the day to day operation of the Company, and shall have such duties, responsibilities and authority as are customary for the position of a Chief Executive Officer of a similarly sized publicly traded company, subject to the direction of the Board. You will also be appointed as a Director on the Board (classified as a Class C Director under the Company’s organizational documents), to fill the vacancy created by the resignation of a former Class C Director, and your continued service to the Board will be subject to a stockholder vote at the appropriate subsequent annual meeting of stockholders in accordance with the Company’s organizational documents and applicable laws. You agree to diligently and conscientiously devote your full business time, attention, energy, skill and reasonable best efforts to your services under this Agreement.

2.	Term

Your service as Interim CEO and Director will commence on September 14, 2024 (the “Start Date”) and will terminate at the time set forth in the Section below titled “Termination.” The period of your service hereunder is referred to in this Agreement as the “Term.”

3.	Compensation

As compensation for your services during the Term: (i) you will receive a monthly base salary at the rate of $37,500 per month (“Base Salary”), pro-rated for partial months worked; and (ii) you will be eligible to participate in the Company’s employee benefit plans in accordance with the terms of those plans (including to receive awards, if awarded in the discretion of the Board or its Compensation Committee, under the Company’s Amended and Restated 2018 Long Term Incentive Plan (the “LTIP”) and Short Term Incentive Plan (the “STIP”)). You will participate in the STIP with a target equal to 100% of your annual Base Salary. As a material inducement to your employment, you will be granted a stock option (the “Stock Option”) for 1,500,000 shares of Common Stock of the Company (the “Common Stock”), with a strike price equal to the greater of $2.00 per share or the closing price of the Common Stock on The Nasdaq Stock Market as of the close of business on the Start Date. The Stock Option will be subject to double trigger vesting as follows: (a) A 12 month period of your continuous employment with the Company after the Start Date must pass and (b) then, thereafter, during your further continuous employment with the Company: (x) 50% of the shares will vest when the closing price of the Common Stock reaches or exceeds $4.00 per share for 20 consecutive trading days and (y) 50% of the shares will vest when the closing price of the Common Stock reaches or exceeds $6.00 for 20 consecutive trading days; provided that, if a transaction is approved by the Board and stockholders of the Company and results in the sale of all of the equity of the Company to an acquirer at any time during the Term (a “Transaction”), the Stock Options will fully vest on the date of the closing of the Transaction. The Stock Option will be exercisable only while employed by the Company and only to the extent vested. Should employment end as a result of a termination or resignation, the Stock Option will be extinguished. The Stock Option will be a nonqualified stock option for tax purposes; will be issued outside of the LTIP; and is intended to qualify as an inducement grant under NASDAQ Listing Rule 5635(c)(4). Except as provided in this paragraph, you will not be eligible to earn or accrue any bonus or incentive compensation during the Term.

Ronald Fleming

September 14, 2024

4.	Termination; Resignation

The Term and your service hereunder shall terminate immediately upon the earliest of: (a) the Company’s appointment of a new Chief Executive Officer; (b) the Company’s notice to you of your termination as Interim CEO for any reason; (c) your resignation for any reason upon 60 days prior written notice to the Company; (d) your death; or (e) your disability as determined by the Board (the earliest to occur, the “Separation Date”).

Upon the Separation Date, you shall be deemed to have immediately resigned from any and all officer, director and other positions you then hold with any member of the Company and its subsidiaries (the “Company Group”) (and this Agreement shall constitute notice of resignation by you without any further action by you), and you agree to execute and deliver such further instruments as are requested by the Company in furtherance of the above.

5.	Compensation Upon Termination or Resignation

In the event that your service hereunder terminates for any reason, your sole compensation as the result of such termination shall be: (i) payment of any earned but unpaid Base Salary through the date of such termination (to be paid in accordance with Company policy), (ii) any vested benefits in accordance with the terms of the Company’s employee benefit plans (to be provided in accordance with the terms of the applicable employee benefit plan and Company policy) and (iii) reimbursement of any unreimbursed business expenses incurred in accordance with Company policy prior to the termination date (to be reimbursed in accordance with Company policy).

6.	Restrictive Covenants

(a) You agree that you will not, whether individually as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than during your employment with the Company on behalf of the Company Group, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit your name to be used by, act as a consultant, employee or advisor to, render services for (alone or in association with any person or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business relating to RV dealerships, in each case, in the geographic locations where the Company Group engages or proposes to engage in such business (collectively, a “Competitive Business”), during the following time period(s):

(i) at any time during the Term; and

(ii) if the Company delivers written notice to you invoking this Section 6(a)(ii): at any time for a period of 12 months following the end of the Term, so long as, in the case of this Section 6(a)(ii), the Company pays you severance during such 12 months at a rate equal to your Base Salary as in effect on the Start Date, subject to tax withholding and payable in accordance with the Company’s normal payroll practices.

It is acknowledged and agreed that the Company has no obligation or duty to invoke Section 6(a)(ii), and the Company may decide whether to do so in its sole discretion. It is further acknowledged and agreed that companies whose principal business is auto insurance or auto financing; vehicle maintenance or repair; auto parts; non-mobility-related franchising; automotive retailing; or auto manufacturing will not be deemed to compete with the business of the Company Group.

(b) You agree that, during the Term and the 12 months following the end of the Term, you will not, directly or indirectly, either for yourself or on behalf of any other person or entity, (i) Solicit any person, consultant or independent contractor who was employed by the Company Group or who thereafter becomes employed by the Company Group (each, a “Company Employee”) or (ii) participate in any way in a decision to hire a Company Employee. For purposes of this Agreement, the term “Solicit” means to recruit, offer, induce, or otherwise persuade (or to assist or encourage any other person to do so), directly or indirectly, a Company Employee to terminate his or her employment with the Company Group and/or to perform services for you or for any other Person, whether as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity.

Ronald Fleming

September 14, 2024

(c) Except as you reasonably and in good faith determine to be required in the faithful performance of your duties under this Agreement while employed by the Company, you will, during the Term and at all times thereafter, maintain in confidence and will not directly or indirectly, use, disseminate, disclose or publish, or use for your benefit or the benefit of any other person or entity, any confidential or proprietary information or trade secrets of or relating to the Company Group, including, without limitation, information with respect to the Company Group’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (collectively, “Proprietary Information”), or deliver to any other person or entity, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Your obligation to maintain and not use, disseminate, disclose or publish, or use for your benefit or the benefit of any other person or entity, any Proprietary Information after the end of the Term will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of your direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company Group. The parties to this Agreement stipulate and agree that as between them, the Proprietary Information identified in this Agreement is important, material and affects the successful conduct of the businesses of the Company Group (and any successor or assignee of the Company Group).

(d) In the event the terms of this Section 6 are determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by you of the provisions of this Section 6 will toll the running of any time periods set forth in this Section 6 (to the extent not perpetual) for the duration of any such breach or violation.

(e) You acknowledge and agree that the members of the Company Group and their respective affiliates will have no adequate remedy at law and will be irreparably harmed if you breach or threaten to breach any of the provisions of this Section 6. You agree that the members of the Company Group and their respective affiliates shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of any provision of this Section 6, and to specific performance of each of the terms of Section 6, in each case, in addition to any other legal or equitable remedies that any of them may have, as well as the costs and reasonable attorneys’ fees it/they incur in enforcing any of the provisions of this Section 6. You further agree that (i) any breach or claimed breach of the provisions set forth in this Agreement by, or any other claim you may have against, any member of the Company Group or any of their respective affiliates will not be a defense to enforcement of any provision of this Section 6 and (ii) the circumstances of your termination of employment with the Company will have no impact on your obligations to comply with any of the provisions of this Section 6. The provisions of this Section 6 are intended for the benefit of the Company and each of its affiliates and the other members of the Company Group. Each affiliate of the Company and each other member of the Company Group is an intended third party beneficiary of the provisions of this Section 6, and each affiliate of the Company and each other member of the Company Group, as well as any successor or assign of the Company or such affiliate or member of the Company Group, may enforce the provisions of this Section 6. You further agree that the provisions of this Section 6 are in addition to, and not in lieu of, any non-competition, non-solicitation, protection of confidential information, non-disparagement or intellectual property, or other similar covenants in favor of the Company or any of its affiliates or other member of the Company Group by which you may be bound, and any such non-competition, non-solicitation, protection of confidential information, non-disparagement or intellectual property, or other similar covenants shall not supersede, or be superseded by, any of the provisions of this Section 6.

(f) You understand that nothing contained in this Agreement or otherwise limits your ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Department of Justice or any other federal, state or local governmental agency or commission (collectively, “Governmental Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Company. You may not, however, waive the Company’s attorney-client privilege.

Ronald Fleming

September 14, 2024

7.	Miscellaneous

(a) Representations. You represent that you are entering into this Agreement voluntarily and that your service under this Agreement and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by you of any agreement to which you are a party or by which you may be bound, and that in performing your services under this Agreement, you will not use any confidential or proprietary information that you may have obtained in connection with your employment or engagement with any other person or entity.

(b) Governing Law; Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, applied without reference to principles of conflicts of law. Both you and the Company agree to appear before and submit exclusively to the jurisdiction of the appropriate state court sitting in Hillsborough County, Florida or the United States District Court for the Middle District of Florida (Tampa Division) with respect to any controversy, dispute, or claim arising out of or relating to this Agreement, your employment or service with the Company or the termination of such employment or service. Both you and the Company also agree to waive, to the fullest possible extent, the defense of an inconvenient forum or lack of jurisdiction. THE COMPANY AND YOU WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF YOUR EMPLOYMENT BY, OR SERVICE WITH, THE COMPANY OR THE TERMINATION OF YOUR EMPLOYMENT OR SERVICE, OR THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF THIS AGREEMENT (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

(c) Taxes; Code Section 409A: All amounts payable under this Agreement shall be reduced by all applicable payroll deductions and withholding taxes. This Agreement is intended to be exempt from (and if not exempt from, then compliant with) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted consistent with such intention, but without increasing the cost under this Agreement to the Company. All reimbursements under this Agreement shall be paid in accordance with Company policy, but in no event later than the last day of the calendar year immediately following the calendar year in which the applicable expense was incurred. No reimbursement shall be subject to liquidation or exchange for another benefit, and the amount available for reimbursement in one calendar year shall not impact the amount available for reimbursement in any other calendar year. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Company have any liability to you or any other person or entity for any interest, taxes or penalties, including any under Code Section 409A.

(d) Amendment; Waiver. No provision of this Agreement may be amended or waived otherwise than by a written agreement executed by the parties or their respective successors and legal representatives that specifies the provision of this Agreement being amended or waived. The waiver by either party of any right under this Agreement or of any breach by the other party will not be deemed a waiver of any other right under this Agreement or of any other breach by the other party. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

(e) Notices. All notices and other communications under this Agreement shall be in email or in writing, and if in writing, shall be given by hand-delivery to the other party by reputable overnight courier, in the case of notices to the Company, to its headquarters (attention of the Board of Directors) and in the case of notices to you, to your most recent address in the Company’s records. All such notices shall be deemed to have been duly given: (i) when delivered personally to the recipient or when sent if by email (unless the message is returned as undelivered) or (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid).

(f) Severability. The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall be affected.

(g) Counterparts; Entire Agreement. This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in “portable document format,” each of which shall be an original and which taken together shall constitute one and the same document. This Agreement contains the entire agreement concerning its subject matter and supersedes all prior and contemporaneous agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties and their respective affiliates relating to such subject matter.

(h) Assignment. The Company may assign its rights and/or delegate its obligations under this Agreement to any of its subsidiaries or to any purchaser or other successor of the Company or any of its subsidiaries, and in connection with any such delegation of its obligations under this Agreement (but only so long as such assignee or delegee has consented in writing to be bound by the obligations under this Agreement) shall be released from such obligations under this Agreement. This Agreement may not be assigned by you. Except as otherwise provided, this Agreement shall bind and inure to the benefit of and be enforceable by you, the Company and your and the Company’s respective successors and permitted assigns.

[Signature page follows]

Ronald Fleming

September 14, 2024

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, each as of the date first above written.

LAZYDAYS HOLDINGS, INC.

By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi
Title:	Chairman of the Board

Ronald Fleming

/s/ Ronald Fleming
Ronald Fleming